Exhibit 10.10

XStream Systems Inc.	Kimball Electronics, Inc.
3873 39th Square	1600 Royal Street
Vero Beach, FL 32960	Jasper, IN 47549
Supplier Agreement
BETWEEN
XStream Systems, Inc. (“XSI”)
And
Kimball Electronics, Inc. (“Supplier” or “Kimball”)
Document Number:
Date:

     This Supply Agreement (“Agreement”) is made this 6th day of September, 2006, to be effective as of September 6, 2006 (the “Effective Date”) by and between XStream Systems, Inc., a Delaware corporation, with its principal place of business at 3873 39th Square, Vero Beach, FL 32960, together with its affiliates (collectively, “XSI”) and Kimball Electronics, Inc., a Delaware corporation, having its principal place of business at 1600 Royal Street, Jasper, IN 47549 (“Supplier” or “Kimball”).
     WHEREAS, XSI is engaged in the design, development, manufacturing, marketing and distribution and sale of Energy Dispersive X-ray Diffraction (EDXRD) technology products;
     WHEREAS, Supplier is engaged in the provision of electronics manufacturing services to third parties;
     WHEREAS, Supplier wishes, for the period set forth below in this Agreement, to manufacture and supply, on a build-to-print basis, certain Products (defined below) to XSI, and to provide certain Services (defined below); and
     WHEREAS, XSI, during such period, desires to purchase such Products and Services from Supplier;
     WHEREAS, a parent company of Supplier, Kimball International, Inc. (“Kll”), has agreed to provide certain financial assistance to XSI in the form of loan in the principal amount of $2,000,000, and in exchange for which XSI has executed and provided to Kll a promissory note (“Note”); and
     WHEREAS, XSI and Supplier wish to establish the terms and conditions upon which the purchase and sale of such Products and Services will take place.
     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows;
(1) Products and Exclusivity; Services and Tooling.
Products. XSI wishes to purchase complete assemblies, and certain agreed-upon engineering and/or manufacturing design services, and/or tooling and equipment used in connection with the XT250 system or other EDXRD technology related products. The complete assemblies which XSI will purchase from Supplier under this Agreement (the “Products”) will be specified by part number in Scheduling Agreements or Discrete Purchase Orders between Supplier and XSI which reference this Agreement. Any Scheduling Agreement or Discrete Purchase Order that references this Agreement shall be subject to this Agreement. Scheduling Agreements and Discrete Purchase Orders must be approved in writing (e.g., via e-mail) by both parties.
Supplier shall, during the Term, manufacture the Products exclusively for XSI and sell the Products exclusively to XSI. Supplier shall not, whether during or after the Term, manufacture the Products for, or sell the Products to, others. For the initial 24 months of volume production of XT250 products during the Term of this Agreement, XSI commits to purchase from Supplier 100% of XSI’s total demand of current and future iterations of the XT250 product and other products utilizing EDXRD technology. However, XSI’s obligation shall be subject to Supplier performing in accordance with the Supply Agreement. XSI may utilize other manufacturers if Supplier materially breaches the Supply Agreement and/or cannot manufacture a sufficient number of XT250s to meet XSI’s forecasted requirements. In connection with the right of exclusivity, during the Term, Kimball shall have the continuing right, with reasonable notice, to audit the books and records of XSI, for the purposes of confirming no breaches in XSI’s obligations pursuant to Section 1. The obligations of this paragraph shall survive the termination or expiration of this Agreement.
Services and Tooling. Supplier shall also provide and XSI will purchase certain mutually agreed-upon Product-related engineering and/or manufacturing design services (“Services”) and special tooling and equipment to be used solely in connection with the Products (“Tooling”). Upon full payment of the Note, all Tooling shall be owned by XSI and, upon XSI’s request, shall be delivered to XSI
(2a.) Pricing.
Services and Tooling. Pricing for Services shall be Supplier’s standard billing rates. In all cases, Services and Tooling provided by Supplier to XSI will be supported by Supplier’s quotation that is approved by XSI in writing. A description of the Services and Tooling is described on the attached Exhibit A.
Products. For the first 480 production units of XT250 Product, XSI shall notify Supplier of the quantity of units thereof which XSI wishes to purchase. XSI prepare and provide to Supplier a bill of material (“Bill of Material” or “BOM”) comprising such Products. Pricing for the first 480 units of such Product will be based on the Supplier’s actual cost of the Bill of Material (“BOM Cost”) +13%.
Supplier shall provide to XSI a quote with respect to the sale price of such Products, such quote to be submitted to XSI based on the cost model format below: On a rolling, 90-day basis (or such other period as mutually agreed by both parties), XSI shall issue a Scheduling Agreement or Discrete Purchase Order (which shall be consistent with the terms of this Agreement) with respect to such Products.
Savings in the BOM Cost that are achieved in collaboration between Supplier and XSI shall be shared equally by the parties. Prior to implementing any such savings measure and sharing any such savings, Supplier and XSI shall be entitled first to recover all of their costs and expenses (including unrealized depreciation on affected tooling and equipment) incurred in connection with implementing such cost saving measures.
XSI’s share of such BOM Cost savings will be passed through to XSI in the form of price reductions on Products, and Supplier’s share of such BOM Cost savings will inure to its benefit by retaining such savings. BOM cost reviews shall be reasonably scheduled every six months.
Pricing for Products other than XT250 shall be subject to quote by Supplier and mutual negotiation.
Pricing per the Cost Model Format:

Bill of Material Cost:	$	(Established Bill of Materials)
Other Costs:	%	(13% of Bill of Material Cost)
Sell Price:	$	(Bill of Material Cost + Other Costs)
This cost model assumes Product being manufactured at Supplier’s Jasper, Indiana factory and shipped FOB shipping point from Supplier’s Jasper, Indiana location to XSI, or its designated location within the continental United States, and it further assumes that the BOM Cost includes, without limitation, the cost of Product packaging. This cost model may be adjusted for certain projects that may require special processes or tooling. Supplier and XSI will agree in writing on the deviations at the time of quote.

Engineering and/or Manufacturing Design Services:		Standard billing rate (currently $100/Hour)

Tooling and Equipment (NRE)	$	(each item defined separately, refer to Exhibit A)
Definition of each cost model format item:

Bill of Material Cost:	Total material cost for the quoted assembly. A costed Bill of Material showing each part shall be provided for each assembly. Material cost to include packaging material used for transporting the finished assembly.

Sell Price:	Final sell price to XSI. The sell price is equal to the Bill of Materials Cost + 13%.

Nonrecurring (NRE) Cost:	Items shall be quoted individually.
Typical NRE costs include:
Tooling
Stencils
Solder wave selective pallets
Special Fixtures
In-Circuit Test Fixtures
Functional Test Equipment
Engineering and/or Manufacturing Design Services
Other XT250 or EDXRD technology Product pricing beyond the 480 units shall be subject to requote by Supplier and mutual negotiation.
(2 b.) Cost sharing
Due to current electronic component market conditions, Supplier reserves the right, on a prospective basis only, effective on the first day of the immediately succeeding month, to adjust the sale price to XSI to cover the actual variance in the Bill of Material Standard if the applicable Bill of Material Standard changes from the Bill of Material Standard then in effect and XSI has approved such price increase in writing after at least ten (10) business days’ prior to receiving written notification by XSI. In addition, if material lead-times exceed the planned forecasts, any “expedited” material costs will, on a prospective basis only, effective on the first day of the immediately succeeding month, be adjusted into the sale price or added as a Nonrecurring charge to XSI after at least five (5) business days’ prior written notification to, and written approval of, XSI. Supplier shall diligently pursue opportunities to mitigate the cost associated with such component cost increases, premiums, expedite costs, etc. including identifying alternate materials, new sources or distribution channels and demonstrate to XSI’s satisfaction that such increases in cost could not have been reasonably avoided in order to obtain authorization for the pass-through of these costs. Supplier shall review Engineering Change Orders to determine potential cost increases or cost savings associated with bill of materials and process changes. It is understood and agreed that the approval of XSI to those matters described above in this Section 2(b) may not be unreasonably withheld, conditioned or delayed, based on mutual negotiations.
Bill of material cost will be reviewed by Supplier and XSI on a per order basis.
(2 c) Materials:
In the event that a Product reaches end of life, or after sixty (60) days of order inactivity, or if XSI changes the Specifications (defined in Section 9(a) hereof), thus rendering Products and/or component parts thereof excess or obsolete (“Inactive Program”), XSI will be responsible for the excess materials associated with these products and components as if the underlying release, Discrete Purchase Order and/or Scheduling Agreement was terminated as outlined in Section 11 of this Agreement. For Inactive Programs, XSI shall prepay for material. The status of Product programs shall be reviewed during periodic business reviews and an Inactive status assigned as appropriate. When, if ever, production of a previously Inactive Program resumes per mutual agreement, the corresponding prepaid material will be credited back to XSI at the time of received payment for the Products.
(3) Scheduling Agreements/Discrete Purchase Orders.
If the price quote provided pursuant to Section 2 above is acceptable to XSI, XSI will issue a Scheduling Agreement or, as an alternative, a Discrete Purchase Order, with respect to the Products that are the subject of the price quote. If XSI issues a Discrete Purchase Order for the purchase of Products, such Discrete Purchase Order shall indicate that it is issued under this Supply Agreement and shall specify the types and quantities of Products to be delivered to XSI, the item numbers and material numbers, prices, delivery dates, delivery method. If XSI releases a Scheduling Agreement, such Scheduling Agreement shall indicate that it is issued under this Supply Agreement and shall reflect the price, the quantities of Products which XSI anticipates purchasing, the period over which XSI would anticipate purchasing such Products, and the planned delivery time (days).
(4) Delivery Time.
Supplier will use commercially reasonable efforts to deliver complete Products and Services in a timely manner. Supplier agrees to maintain a minimum 95% on-time delivery level throughout the Term. On-time delivery for the Products is defined as five (5) days’ prior to the requested delivery date and three days (3) after the day of the requested delivery date. Late deliveries which are the fault of XSI’s carrier or XSI shall not be taken into account in determining Supplier’s on-time delivery performance. Notwithstanding any provision of this Agreement, Supplier’s obligation to fulfill a Discrete Purchase Order or Scheduling Agreement in a timely manner shall at all times be conditional upon those finished goods and raw material inventory authorization levels set forth in Section 7 hereof (or in a separate material authorization agreement signed by XSI) being sufficient and adequate to meet XSI’s requested delivery schedule.
(5) Payment.
Products shall not be invoiced to XSI until shipped to XSI or its designated location within the continental United States. Payment for Products is to be made in U.S. Dollars and is due within 30 days after the date of invoice. Payment for Products does not prevent XSI from returning defective Product (meaning Product that fails to conform to the Product warranty described in

Section 9), and XSI shall receive appropriate credit within 30 days after defective product is shipped back to Kll, for defective Product for which payment has already been made.
(6) Shipping.
All deliveries of Products shall be made to XSI or its designated location within the continental United States on an F.O.B. Supplier’s Jasper, Indiana warehouse basis. All invoices, cartons, packing lists, and correspondence must specify the applicable Scheduling Agreement or Discrete Purchase Order number.
(7) Forecast of Product Purchases.
Forecasts with respect to Products which are the subject of Discrete Orders or Scheduling Agreements will be provided by XSI to Supplier. XSI shall provide timely and reasonably accurate twelve (12) month rolling order forecast and will update the same at least two (2) business days prior to the first of each month. Except as the parties may otherwise agree in writing, XSI is responsible for and authorizes Supplier to fabricate 2 weeks of finished goods inventory and to procure up to 13 weeks of raw materials inventory (plus any necessary custom or long lead-time components). Obsolete and excess material claims due to engineering changes, changes to the Specifications or model changeovers shall be paid within thirty (30) days of Supplier’s written request.
(8) Term.
The initial term of this Agreement shall be the period from the Effective Date until the three (3) year anniversary of the Effective Date, subject to a party’s right to terminate the Agreement pursuant to Section 10 hereof. Thereafter this Agreement shall automatically renew for successive annual periods (each a “Renewal Term”) unless either party gives the other written notice at least one hundred eighty (180) days prior to the end of the then current term that such party does not intend this Agreement to renew. The Initial Term together with any Renewal Terms shall be referred to herein as the “Term”.
(9) Quality.
     (a) Quality Standards. XSI shall provide Supplier with the Bill of Material, specifications, designs, quality requirements and manufacturing requirements for the Products and packaging and testing thereof, all of which shall, once accepted in writing by Supplier, be referred to herein as the “Release Package” or “Manufacturing Specifications” or simply as the “Specifications.” Subject to the Warranty (described below), Supplier will manufacture the Products in accordance with such Specifications. Supplier will demonstrate compliance with such Specifications by maintaining records of the manufacture/assembly and testing for each Product, and by satisfying mutually agreed-upon receiving inspection. XSI may, upon reasonable advance notice of not less than ten (10) business days, conduct reasonable quality audits from time to time with respect to the Products and Supplier’s manufacturing facilities and manufacturing process, and Supplier agrees to reasonably cooperate with XSI in connection with such audits.
     (b) Warranty. For a period of twelve (12) months after shipment of Product from Supplier to XSI or its designated location within the continental United States (or after Supplier’s provision of a Service, as the case may be), Supplier hereby warrants to XSI that the Products conform to the Specifications and are free from defects in workmanship and that any Services are performed in accordance with all standards that are agreed upon by both parties in writing) (the “Warranty”). Furthermore, Supplier agrees to assign and transfer to XSI any and all manufacturer warranties Supplier receives with respect to any Product-related material, molds, jigs, tools, dies, and production tooling for the Term of this Agreement. The Warranty is the exclusive product warranty that Supplier extends with respect to the Products. The Warranty shall be void with respect to any misuse, abuse, misapplication or modification of the Products. ALL IMPLIED WARRANTIES ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR THE INTENDED PURPOSE.
     (c) Right to Return Defective Product; Right to Repair Defective Product. Following notice from XSI by and through its designated field service organization (a “designated field service organization”) and Supplier’s issuance to designated field service organization of a return material authorization (“RMA”) number, which RMA Supplier agrees to provide with respect to any Product that designated field service organization advises is defective. Designated field service organization shall elect to provide services on site or at XSI/final destination or receive product returned to Supplier. For any Products that do not conform to the Warranty set forth in Section 9(b) above, Supplier shall promptly repair or replace, at its option, such Products and ship to designated field service organization non-defective, conforming Products. Supplier will pay the round trip shipping costs for nonconforming Products returned to Supplier. Supplier shall be given a commercially reasonable opportunity for inspection. Designated field service organization shall set aside, protect and hold the nonconforming Products without further processing until Supplier has inspected and/or advised Supplier of the disposition to be made of the nonconforming Products. In no event shall any nonconforming Products be reworked or scrapped by designated field service organization without the express written authorization of Supplier.
     (d) Recalls. XSI shall promptly notify Supplier in the event of a governmental agency mandated Product recall. In the event of any such recall, XSI shall notify Supplier of the conditions causing such, and/or recall affected lot numbers or serial numbers of Products. Supplier’s responsibility under any such recall shall be limited to those Products that failed to conform to the Warranty (“recalled Product”), the replacement of such recalled Products without charge to XSI, and the reimbursement of any actual and verifiable costs and expenses actually incurred by XSI as a result of the recalled Products, but not including lost profits or other consequential damages. Supplier will pay freight charges for all recalled Product(s) from XSI’s facility to Supplier. Replacement Product(s), if any, for recalled Product(s) will be shipped free of charge to XSI or its designated location within the continental United States by Supplier without any product, freight or customs charges to XSI. Notwithstanding the foregoing, Supplier’s maximum liability in connection with Product recalls under this Agreement shall not exceed the Product price as described in Section 2 hereof plus One Hundred Thousand Dollars ($100,000).
     (e) Product Liability Insurance. Supplier and XSI shall each maintain at all times during the term of this Agreement general and product liability insurance with limits of not less than two million dollars ($2,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate, it being understood that, by mutual agreement, the parties may increase such coverage limits over time. Supplier’s product liability insurance shall name XSI as an additional insured (or shall provide that XSI is covered as an additional insured by virtue of Suppliers vendors’ endorsement), and shall provide that such insurance shall not be cancelled or the coverage reduced without at least thirty (30) days’ prior written notice (ten (10) days in the case of cancellation for nonpayment of premium) to XSI. Each party shall, from time to time, at the request of the other party, provide the other party with a certificate of insurance evidencing the foregoing.
     (f) Notification of Product Defects. If either party becomes aware of a defect or potential defect in the Product that such party reasonably believes would negatively affect the form, fit, or function of the Product or result in personal injury or property damage, that party will promptly deliver written notice of the defect or potential defect to the other party, and each party will provide to the other party all information and analysis related to the defect or potential defect reasonably requested by the other party.
     (g) Continuous Improvement. Supplier will seek to continuously improve its performance in all areas, including but not limited to quality, release lead-time, and pricing. In particular, Supplier will evaluate opportunities for cost/price reductions on items ordered and to be ordered and communicate them promptly to XSI. Supplier will provide to XSI, upon reasonable request, documentation evidencing the Bill of Material Cost.
     (h) Troubleshooting. Supplier agrees during the Term of this Agreement to support XSI with troubleshooting of field and line failures to improve XSI’s and Supplier’s overall quality. The parties may negotiate a field services agreement (“Field Services Agreement”) that will describe the specific terms and conditions and pricing of such services as well as services to assist XSI in fulfilling its extended warranty obligations, if any, that it extends to its customers.
     (i) Indemnification by Supplier. Supplier will, at its sole cost and expense, defend, hold harmless and indemnify, XSI and its parent, affiliated and subsidiary companies, officers and employees against any and all losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys’ fees), arising out of any proceeding, claim or action which is brought or otherwise asserted by a third party against XSI for: (a) any infringement by Supplier’s manufacturing processes of any patent, trademark, copyright or other intellectual property right infringement (except for any infringement caused by Supplier’s compliance with Specifications provided by XSI); and (b) any defective workmanship of the Products that caused property damage and/or bodily injury (including death) to such third party.
     (j) Indemnification by XSI. XSI will, at its sole cost and expense, defend, hold harmless and indemnify Supplier and its parent, affiliated and subsidiary companies, officers and employees against all losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys’ fees) arising out of any proceeding, claim or action which is brought or otherwise asserted by a third party against Supplier with respect to: (a) any patent, trademark, copyright or other intellectual property right infringement caused by the Product or Supplier’s compliance with the Specifications provided by XSI; and (b) any defect, inadequacy, or insufficiency of the Specifications.
(10) Termination.
     (a) Termination for Cause. Should XSI or Supplier materially breach this Agreement, this Agreement and subsequent releases or purchase orders may be terminated by the non-breaching party, provided that the non-breaching party has given the breaching party written notice of such breach and the breaching party has failed to cure such breach within thirty

(30) days (ten (10) days in the event of nonpayment) following the date of receipt of such notice. Either party may also terminate this Agreement if (i) the other party becomes insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding; (ii) the other party ceases doing business as a going concern; or (iii) the other party is the subject of a dissolution, a sale of substantially all of its assets, a merger or consolidation, or there is a change in ownership, management or control of such party; or (iv) a receiver, trustee or similar officer is appointed with respect to any of the other party’s properties or business, unless the appointment of the officer is vacated or discharged within ten days. Additionally, any default by XSI under the Note shall constitute a material breach by XSI of this Agreement for which there is no right to cure, and in which event Supplier may immediately terminate this Agreement for cause.
     (b) Termination of Scheduling Agreement or Discrete Purchase Order: Subject to Sections 1 and 11, XSI shall have the right to terminate this Agreement with respect to a Scheduling Agreement or Discrete Purchase Order upon the giving of at least six (6) months’ prior written notice to Supplier. Supplier may terminate this Agreement and/or any Scheduling Agreement or Discrete Purchase Order with six (6) months’ written notice to XSI if Supplier has reason to believe that XSI’s Product purchases is or shall be significantly less than volumes previously anticipated by Supplier.
(11) Liability for Inventory Upon Termination. If XSI terminates this Agreement with respect to a Scheduling Agreement or Discrete Purchase Order pursuant to Section 10(b) above, or if Supplier terminates this Agreement pursuant to Section 10(a) above, XSI shall, unless otherwise agreed to in writing by both Supplier and XSI, remit payment to Supplier for (i) any unpaid Services, (ii) all Product-related work-in-process (at the quoted price of the Product based on percentage completion), (iii) all finished goods Products (at the applicable quoted price thereof), and (iv) all Product-related raw materials (at the quoted costs) affected by such termination; provided that in the case of raw materials, such raw materials were purchased in support of XSIs’ Discrete Purchase Orders, Scheduling Agreements and rolling forecasts, including without limitation, all non-cancelable, non-returnable materials, and all minimum package quantities. In addition to the foregoing, XSI shall reimburse Supplier for Supplier’s non-depreciated capital equipment and tooling that is dedicated to the affected Products; provided that such equipment and tooling was previously described in Supplier’s quotation. Supplier will endeavor to mitigate XSI’s liability in connection with this Section. If XSI terminates this Agreement with respect to a Scheduling Agreement or Discrete Purchase Order pursuant to Section 10(a) or 10(b) above, Supplier will ship all such product related raw materials, non-cancelable and non-returnable materials, minimum package quantities, capital equipment and tooling and finished goods within 30 days of notice.
(12) Confidentiality. Both parties acknowledge and agree that in order to fulfill the terms and conditions of this Agreement, it may be necessary for a party to disclose, from time to time, confidential and/or proprietary information and data of such party or persons/entities with which such party does business (each a “Third Party”) relating to or concerning such party, Third Party or the products, technology, business or properties of such party or Third Party, including any projections, plans or prospects relating thereto, including without limitation the following: (a) information and data such party discloses to the other party or that is learned by the other party through its work with the disclosing party or its presence at the disclosing party’s facilities, (b) the methods of doing business, manufacturing techniques, use of materials or components, technical information, designs, service or warranty information, pricing, sourcing, sales and business plans of such party or Third Party, (c) the bids, forms, documents, drawings, photographs, samples, prototypes, analyses, computations, studies, reports (oral and written), and other documents prepared by such party or Third Party, and (d) all information and data that the receiving party derives or develops from the foregoing (collectively, “Confidential Information”).
     The party receiving Confidential Information (the “Receiving Party”) agrees not to disclose any Confidential Information of the disclosing party (the “Disclosing Party”) to any third party except that the Receiving Party may disclose Confidential Information to a court of competent jurisdiction or to a federal, state or local agency in response to a request/demand for such information by such court or federal, state or local agency; provided that in the case of a request/demand for disclosure by a court or other agency, the Receiving Party, if permitted by law, first promptly notifies the Disclosing Party of such request so that the Disclosing Party has an opportunity to seek a protective order.
The Receiving Party further agrees not to disclose any Confidential Information internally except, to those persons who need to know such Confidential Information for the purposes of performing this Agreement and who are bound by a written confidentiality agreement prohibiting the disclosure and unauthorized use of such information. The Receiving Party shall not use any Confidential Information of the Disclosing Party except for the purpose of performing its duties and obligations under this Agreement. Each Party shall adopt basic security measures of the kind commonly observed in industries that rely extensively on proprietary information. These security measures should include physical security measures, restrictions on access by unauthorized personnel and use of confidentiality agreements with personnel, as appropriate.
Notwithstanding the foregoing, Confidential information shall not include information or data which (a) was in the public domain prior to being furnished to the Receiving Party; (b) was known to the Receiving Party prior to its disclosure to the Receiving Party by the Disclosing Party; (c) is disclosed to the Receiving Party by a third party (without any breach of any confidentiality agreement with or obligation to the Disclosing Party) who did not unlawfully acquire or receive such information on a confidential basis from the Disclosing Party; (d) after being furnished to the Receiving Party, entered the public domain through no act or failure to act on the part of the Receiving Party; or (e) is independently developed by the Receiving Party without any breach of this Agreement.
(13) Intellectual Property. Supplier shall not acquire any rights to any of XSI’s intellectual property. Without limiting the generality of the foregoing, all right, title and interest in and to any inventions, innovations or ideas developed specifically relating to the XT250 and XSI’s products utilizing EDXRD shall be solely owned by XSI.
(14) Ownership.
     (a) Product Designs; Services. All Product designs are the sole and exclusive property and responsibility of XSI. Intellectual property developed by Supplier in the provision of the Services for which full payment is made by XSI shall be the sole and exclusive property of XSI.
     (b) Molds, Jigs, Tools and Dies. Any molds, mold drawing files, jigs, tools or dies paid for or supplied by XSI to Supplier for use in the manufacture of the Products shall remain the sole and exclusive property of XSI and Supplier shall have no rights therein. All such molds, mold drawing files, jigs, tools and dies shall be used only for the purpose of manufacturing Products and without modification or alteration unless approved in writing by XSI. Supplier shall maintain such molds, jigs, tools and dies in the condition in which they were received by Supplier, reasonable wear and tear excepted.
     (c) Production Tooling: Any production tooling (e.g., stencils, In Circuit Test fixtures, Functional Test Fixtures, solder pallets, etc.) defined as NRE shall be the sole and exclusive property of XSI and Supplier shall be responsible for repairing and/or maintaining the condition of such tooling. XSI will be responsible to upgrade or replace such tooling only in the event that a XSI-identified re-design of a product dictates a change to such tooling.
     (d) Return of Documents, Materials and Equipment Upon Termination of Agreement. Promptly upon the termination of this Agreement for any reason, Supplier shall return to XSI all product design drawings and documentation, consigned raw materials and components, molds, mold drawing files, jigs, tools and dies, and any other documents, materials or equipment provided by XSI to Supplier under this Agreement.
(15) Electronic Communications. E-mail is an accepted method of providing notices under this Agreement. Each party will pay its own hardware, software and transmission costs in connection with electronic communication. In addition, each party will take appropriate precautions to ensure that transmissions are authorized and remain confidential. The parties will promptly notify each other of communications that appear to be incorrect or unauthorized.
(16) Dispute Resolution: The parties shall attempt in good faith to resolve any dispute, controversy or claim arising out of or relating to this Agreement (“Dispute”) promptly by negotiations between executives or other representatives of the parties with authority to resolve the Dispute. If a Dispute should arise, such representatives of the parties shall meet in person or by telephone at least once and attempt to resolve the matter. Such meeting shall take place within ten (10) days of a written request for such meeting at a mutually agreed time. If such representatives of the parties mutually agree to have the Dispute mediated by a third-party mediator, the mediation shall take place in Tampa, Florida (or such other mutually acceptable location), and the parties shall share equally the fee and expenses charged by the mediator. In the event that the Dispute is not settled within thirty (30) days of the meeting of representatives (or the date of mediation, as the case may be) as described above, either party may litigate the Dispute. Any legal action or proceeding seeking to enforce the terms of this Agreement, must be brought in the appropriate state or federal court located in Cincinnati, Ohio. The parties hereto consent to the exclusive jurisdiction and venue of said courts.
(17) Notices. All notices under this Agreement shall be in writing and shall be mailed by certified mail with return receipt requested, or via a reputable overnight courier, and shall be addressed as follows (or sent to such other address as a party may be advised of in writing in accordance with the terms of this Section):
If to XSI:
Technical related notices only (which may be sent via email):
XStream Systems, Inc.
3873 39th Square
Vero Beach, FL 32960
Attn: Paul J. Micciche, VP Engineering
pmicciche@xstreamsystems.net

Legal/non-technical related notices:
XStream Systems, Inc.
3873 39th Square
Vero Beach, FL 32960
Attention: Brian T. Mayo, President & CEO
With copies to:
Gunster, Yoakley & Stewart, P.A.
Phillips Point
777 South Flagler Dr., Ste. 500 East
West Palm Beach, FL 33401-6194
Attn: David G. Bates
If to Supplier:
Technical-related notices (which may be sent by email):
Kimball Electronics, Inc.
Attention: Charles Fravell
1038 East 15th Street
Jasper, Indiana 47546
Email: cfravel@kimball.com
Legal/non-technical related notices:
Kimball Electronics, Inc.
1600 Royal Street
Jasper, IN 47549
Attention: Steve Korn: Vice President, Business Development
With a copy to:
Kimball Electronics, Inc.
1600 Royal Street
Jasper, IN 47549
Attention: Legal Department
(18) Entire Agreement. This Agreement and all exhibits, XSI’s Discrete Purchase Orders, and all Scheduling Agreements as submitted from time to time hereunder, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the parties concerning the subject matter hereof. No preprinted terms and conditions of XSI’s Discrete Purchase Orders, or of any acknowledgement or other documents of Supplier, shall have any applicability to this Agreement.

(19) Independent Contractors. At all times Supplier will be an independent contractor to XSI. Any public statements about “partnering” between XSI and Supplier will not create a legal partnership or fiduciary relationship between XSI and Supplier. Neither party will, or has the authority to, act as the agent of the other.
(20) Force Majeure. Neither party shall be liable for failure to perform or for delay in performance (other than the obligation to make payment) due to fire, flood, act of God, act of any governmental authority which is not specific to Supplier or XSI Systems, riot, embargo, delay in transportation, inability to obtain necessary materials or due to any cause beyond such party’s reasonable control. In the event of delay in performance due to any force majeure event described in this Section, the time for completion will be extended by a period of time reasonably necessary to overcome the effect of such delay, provided that the party whose performance is delayed shall use its best efforts to promptly overcome the effects of the force majeure event.
(21) LIMITATION OF LIABILITY. Except with respect to the indemnification obligations described in Sections 9(i) and 9(j), the confidentiality obligations of Section 12, and XSI’s exclusivity obligations under Section 1, notwithstanding any other provision or paragraph of this Agreement or any purchase order to the contrary, neither party will be liable to other party for any indirect, punitive, special, or consequential (including loss of profits, loss of or use of data, and/or interruption of business) damages, even if such other party knows or should know the possibility of the same, caused by the furnishing of any product, good or service or the subsequent use or performance thereof provided under this Agreement or any purchase order.
(22) Miscellaneous. This Agreement may only be waived, amended, changed or modified by an instrument in writing which expressly refers to this Agreement and which is signed by the party against whom this waiver, amendment, change or modification is sought. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement shall inure and be binding upon these parties, their successors and assigns, and XSI shall not transfer or assign any interest in this Agreement without the prior written consent of Supplier. Should any provision of this Agreement be declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect or impair the validity and enforceability of any other provision of this Agreement or the remainder of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Supplier:
	Kimball Electronics, Inc.		XStream Systems, Inc.

By:	/s/ Donald D. Charron Signature	By:	/s/ Brian T. Mayo Signature

	Donald D. Charron		Brian T. Mayo
	Printed Name		Printed Name

	President		President & CEO
	Title		Title

	September 6, 2006		September 14, 2006
	Date		Date